Exhibit 10.2

FIFTH AMENDMENT
TO AMENDED AND RESTATED LOAN AGREEMENT

This Fifth Amendment to Amended and Restated Loan Agreement is entered into as of February 27, 2009 (the “Amendment”) by and between COMERICA BANK (“Bank”) and CLARIENT, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan Agreement dated as of February 28, 2008, as amended by that certain First Amendment and Waiver to Amended and Restated Loan Agreement dated as of March 14, 2008, that certain Second Amendment to Amended and Restated Loan Agreement dated as of March 21, 2008, that certain Third Amendment and Consent to Amended and Restated Loan Agreement dated as of July 31, 2008, and that certain Fourth Amendment to Amended and Restated Loan Agreement dated as of January 27, 2009 (as so amended, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                       The following defined term in Section 1.1 of the Agreement is amended to read as follows:

“Revolving Line” means a credit extension of up to Twelve Million Dollars ($12,000,000) (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

2.                                       Effective March 31, 2009, the following defined term in Section 1.1 of the Agreement is amended to read as follows:

“Revolving Maturity Date” means March 30, 2010.

3.                                       The following defined terms are added to Section 1.1 of the Agreement to read as follows:

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.

“Fixed Charge Coverage Ratio” means the ratio of (A) EBITDA, to (B) the sum of (i) interest expense paid in cash with respect to Senior Debt, plus (ii)  interest expense paid in cash on Subordinated Debt, plus (iii) payments made under Capital Leases, plus (iv) fees paid to Safeguard pursuant to the Safeguard Indemnity, plus (v) unfinanced capital expenditures, plus (vi) taxes paid in cash, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, on a rolling four quarter basis; provided, however, that such calculation as of the fiscal quarter ending March 31, 2009 shall be for the most recent fiscal quarterly period ending on such date on a cumulative, annualized basis; such calculation for the fiscal quarter ending June 30, 2009 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis and such calculation for the fiscal quarter ending September 30, 2009 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations for borrowed money, whether current or long-term (including the Indebtedness under the Gemino Credit Agreement and the Subordinated Debt) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all purchase money indebtedness;

(c)                                  the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)                                 the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)                                  all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f)                                    all indebtedness in respect of Capital Leases;

(g)                                 all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date (as defined under the Gemino Credit Agreement);

(h)                                 all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(i)                                     all guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.

“Gemino Defined Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all Funded Indebtedness; and

(b)                                 all guarantees with respect to outstanding Indebtedness of the types specified in clause (a) above of any other Person.

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed $3,000,000.

“LIBOR Addendum” means that certain Daily Adjusting LIBOR Addendum to Loan Agreement entered into between Borrower and Bank dated as of even date herewith.

“Property” means an interest of Borrower or its Subsidiaries, or any of them, in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Safeguard” means Safeguard Delaware, Inc.

“Safeguard Delaware” means Safeguard Scientifics (Delaware), Inc.

“Safeguard Indemnity” means that certain Amended and Restated Reimbursement and Indemnity Agreement dated January 17, 2007, executed by Clarient in favor of Safeguard and Safeguard Delaware, as amended by that certain First Amendment to Amended and Restated Reimbursement and Indemnity Agreement dated March 6, 2007, among Clarient, Safeguard and Safeguard Delaware, that certain Second Amendment to Amended and Restated Reimbursement and Indemnity Agreement dated March 14, 2008, among Clarient, Safeguard and Safeguard Delaware, and that certain Third Amendment to Amended and Restated Reimbursement and Indemnity Agreement dated as of even date herewith, among Clarient, Safeguard and Safeguard Delaware.

“Safeguard Subordinated Debt” means certain obligations of Borrower to Safeguard and Safeguard Delaware subject to the Safeguard Subordination Agreement.

“Safeguard Subordination Agreement” means that certain Amended and Restated Subordination Agreement between Gemino, Safeguard, and Safeguard Delaware, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Debt” shall mean all Gemino Defined Indebtedness of the Borrower including without limitation the Indebtedness under the Gemino Credit Agreement, but not including the Subordinated Debt.

“Subordinated Debt” means debt or other obligations of Borrower that is subordinated to the Obligations of Borrower to Gemino Healthcare Finance, LLC, including, without limitation, the Obligations owing to Bank and the Safeguard Subordinated Debt.

4.                                       Section 2.1(a) of the Agreement is amended to read as follows:

(a)                                  Advances Under Revolving Line.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement, Borrower may request and Bank agrees to make Advances in an aggregate outstanding amount not to exceed the Revolving Line less any amounts outstanding under the Letter of Credit Sublimit.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.

(ii)                                Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

(iii)                            Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line.  Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement.  Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

5.                                       Section 2.3(a) of the Agreement is amended to read as follows:

(a)                                  Interest Rates.  Except as set forth in Section 2.3(b), the Advances shall be a Base Rate Option Advance or a LIBOR Option Advance as elected by Borrower in accordance with the terms set forth in the LIBOR Addendum, and shall bear interest on the outstanding Daily Balance thereof at the applicable rate as set forth in the LIBOR Addendum.

6.                                       Section 6.6 of the Agreement is hereby amended in its entirety to read as follows:

6.6                               Accounts.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank and/or Comerica Securities, Inc.; provided, however, Borrower and its Subsidiaries shall be permitted to maintain accounts at Citizen’s Bank.

7.                                       Section 6.8 of the Agreement is hereby amended in its entirety to read as follows:

6.8                               Fixed Charge Coverage.  A Fixed Charge Coverage Ratio of at least the following ratios for the respective periods below:

PERIOD ENDING	REQUIRED RATIO
3/31/09 (three months annualized)	1.00:1.00
6/30/09 (six months annualized)	1.00:1.00
9/30/09 (nine months annualized)	1.10:1.00
12/31/09 (rolling four quarters)	1.20:1.00

8.                                       Exhibit C attached to the Agreement is replaced with Exhibit C attached hereto.

9.                                       Unless otherwise defined, all initially capitalized terms in this Amendment shall have the respective meanings set forth in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

10.                                 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument (and delivered via facsimile or electronic transmission).

11.                                 As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)                                  this Amendment, duly executed by Borrower;

(b)                                 an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)                                  the LIBOR Addendum, duly executed by Borrower;

(d)                                 an affirmation and amendment of subordination agreement (Safeguard Delaware, Inc.);

(e)                                  an affirmation of guaranty (Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc.);

(f)                                    a copy of an executed amendment of the existing subordinated credit facility with Safeguard Delaware, Inc. renewing the terms therein until at least April 1, 2010;

(g)                                 an amendment fee of $10,000, and an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(h)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CLARIENT, INC.

By:	/s/ Raymond J. Land

Title:	Raymond J. Land, Sr. VP and CFO

COMERICA BANK

By:	/s/ Todd A. McDonald

Title:	Senior Vice President

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:                                                                            COMERICA BANK

FROM:                                                         CLARIENT, INC.

The undersigned authorized officer (the “Officer”) of CLARIENT, INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan Agreement between Borrower and Bank (as amended to date, the “Agreement”), (i) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes ☐	No ☐
Annual (CPA Audited)	FYE within 90 days	Yes ☐	No ☐
10K and 10Q	(FYE within 90 days and FQE within 45 days or as extended by SEC provisions)	Yes ☐	No ☐

Financial Covenant	Required	Actual	Complies

Fixed Charge Coverage	See Agreement	. :1.00	Yes ☐	No ☐

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes ☐	No ☐

DATE

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Daily Adjusting LIBOR Addendum To Loan Agreement

This Daily Adjusting LIBOR Addendum to Loan Agreement (this “Addendum”) is entered into as of February 27, 2009 by and between Comerica Bank (“Bank”) and CLARIENT, INC. (“Borrower”).  This Addendum replaces in its entirety the terms of that certain LIBOR Addendum to Amended and Restated Loan Agreement dated as of February 28, 2008 and supplements the terms of the Amended and Restated Loan Agreement dated February 28, 2008, as amended from time to time, including without limitation, by that certain First Amendment and Waiver to Amended and Restated Loan Agreement dated as of March 14, 2008, that certain Second Amendment to Amended and Restated Loan Agreement dated as of March 21, 2008, that certain Third Amendment and Consent to Amended and Restated Loan Agreement dated as of July 31, 2008, that certain Fourth Amendment to Amended and Restated Loan Agreement dated as of January 27, 2009, and that certain Fifth Amendment to Amended and Restated Loan Agreement dated as of the date hereof (collectively, the “Agreement”).

1.                                       Definitions.  As used in this Addendum, the following terms shall have the following meanings.  Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

(a)                                  “Applicable Margin” means 2.40 percent (2.40%) per annum for the Advances.

(b)                                 “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

(c)                                  “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the Applicable Margin, plus the quotient of the following:

(1)                                  for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)                                  a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

(d)                                 “LIBOR Business Day” means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

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(e)                                  “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

(f)                                    “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

(g)                                 “Prime-based Rate” means a per annum interest rate which is equal to the sum of one half of one percent (0.50%) plus the greater of (i) the Prime Rate; or (ii) 1.75%.

2.                                       Interest Rate Options.  Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Agreement:

12.                                 a.                                       A rate equal to the Daily Adjusting LIBOR Rate (the “LIBOR Option”); or

13.                                 b.                                      A rate equal to the Prime-based Rate (the “Base Rate Option”).

3.                                       LIBOR Option Advance.  The minimum LIBOR Option Advance for any Advance will not be less than Five Hundred Thousand Dollars ($500,000) for any LIBOR Option Advance.

4.                                       Payment of Interest.  Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the thirteenth (13th) day of each month, until maturity (whether as stated herein, by acceleration, or otherwise).  In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum.  Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Daily Adjusting LIBOR Rate or, to the extent applicable, the Prime-based Rate on the date of each such change.

5.                                       Bank’s Records.  The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.   For any advance under the Agreement bearing interest at the Daily Adjusting LIBOR Rate, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such advance on the books of such LIBOR Lending Office.

6.                                       Selection/Conversion of Interest Rate Options.  At the time any Advance is requested under the Agreement and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Agreement, Borrower shall give Bank notice specifying  (a) the interest rate option selected by Borrower;  and (b) the principal amount subject thereto.  Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, Bank receives written confirmation from Borrower not later than two (2) LIBOR Business Days after such telephone notice is given.  At any time the Base Rate Option is in effect, Borrower may convert to the LIBOR Option.

7.                                       Default Interest Rate.  From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand.  In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver

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of any Event of Default under the Agreement.  In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

8.                                       Prepayment.   Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

9.                                       Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

(a)                                  If, at any time, Bank determines that, (1) Bank is unable to determine or ascertain the Daily Adjusting LIBOR Rate, or (2) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank, or (3) the Daily Adjusting LIBOR Rate will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the Obligations under this Addendum at the Daily Adjusting LIBOR Rate, then Bank shall forthwith give notice thereof to Borrower.  Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the Prime-based Rate shall be the applicable interest rate for all Obligations during such period of time.

(b)                                 If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its LIBOR Lending Office) to make or maintain any Obligations under the Agreement with interest at the Daily Adjusting LIBOR Rate, Bank shall forthwith give notice thereof to Borrower.  Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the Prime-based Rate shall be the applicable interest rate for all Obligations during such period of time.

(c)                                  Further, at any time upon prior written notice to the undersigned, Bank may, in its sole discretion based upon its good faith belief that the Prime-based Rate is an appropriate basis for its floating rate loans, suspend use of the Daily Adjusting LIBOR Rate as the applicable interest rate hereunder, at which time, the Prime-based Rate shall thereafter be the applicable interest rate for all Obligations outstanding under the Agreement, unless Bank, in its sole discretion based upon its good faith belief that the Prime-based Rate is no longer an appropriate basis for its floating rate loans, rescinds such notice, in which case, the Daily Adjusting LIBOR Rate shall, upon written notice from Bank to the undersigned, again be the applicable interest rate for all Obligations outstanding under the Agreement.

(d)                                 If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation,

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such additional amount or amounts as will compensate Bank for such increased cost or reduction.  A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations.  A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

10.                                 Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

11.                                 Conflicts.  As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK			CLARIENT, INC.

By:	/s/ Todd A. McDonald		By:	Raymond J. Land

Title:	Senior Vice President	Its:	Senior Vice President and Chief Financial Officer

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